Exhibit 10.47

ANNUAL INCENTIVE AWARD NOTICE

to [NAME]

Pursuant to the United Continental Holdings, Inc. Annual Incentive Program

Fiscal Year 20[    ]

1. The Program. This document constitutes your formal notice (the “Notice”) of a Performance Award under the United Continental Holdings, Inc. Annual Incentive Program (as amended from time to time, the “Program”) adopted under the United Continental Holdings, Inc. Incentive Plan 2010 (as amended from time to time, the “Incentive Plan 2010”). This Notice evidences your right to participate in the Program with respect to the period commencing on January 1, 20[__] and ending on December 31, 20[__] (the “Fiscal Year”), subject to the terms of the Program and the Incentive Plan 2010. The effective date of your commencement in the Program with respect to this award is [            , 20    ].

2. Performance Goal[s]. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has established the following performance goal[s] for the Fiscal Year, which must be achieved in order for you to receive an Annual Incentive Payment for the Fiscal Year:

(a) Pre-tax Income. You shall be eligible to receive an Annual Incentive Payment with respect to the Company’s Pre-tax Income performance and determined in accordance with Section 3 of this Notice, if the Company’s Pre-tax Income with respect to the Fiscal Year is equal to or greater than the Entry Level Pre-tax Income set forth below. For purposes of calculating your potential Annual Incentive Payment in accordance with Section 3 of this Notice, the following are the levels of Pre-tax Income set by the Committee for the Fiscal Year:

i.	Entry Level Pre-tax Income of $[ ];

ii.	Target Level Pre-tax Income of $[ ]; and

iii.	Stretch Level Pre-tax Income of $[ ].

[[INSERT OTHER PERFORMANCE GOAL]. You shall be eligible to receive an Annual Incentive Payment with respect to [INSERT PERFORMANCE GOAL] performance and determined in accordance with Section 3 of this Notice, if the [INSERT PERFORMANCE GOAL] for the Fiscal Year is equal to or greater than the Entry Level [INSERT PERFORMANCE GOAL] set forth below [and the Company achieves a minimum Pre-tax Income of $             for such Fiscal Year]. For purposes of calculating your potential Annual Incentive Payment in accordance with Section 3 of this Notice, the following are the levels of [INSERT PERFORMANCE GOAL] set by the Committee for the Fiscal Year:

i.	Entry Level [ : ];

ii.	Target Level [ : ]; and

iii.	Stretch Level [ : ].][1]

(b) If a Change of Control occurs during the Fiscal Year, then the Company’s performance for the Fiscal Year will be deemed to be equal to             .

In order to receive an Annual Incentive Payment for the Fiscal Year, the Program also requires that a payment must have been or will be made under the Company’s broad-based profit sharing plan to the participants in that plan with respect to the Fiscal Year (the “Broad Based Payment”).

3. Payment upon Achievement of the Performance Goal[s]. Your Target Opportunity for the Fiscal Year is [            % of your Base Salary] [            % of your Base Salary from              to              and             % of your Base Salary from              to             ] [$            ]. If (i) the Committee certifies in writing that the [Performance Target has][Performance Targets have] been met as of the end of the Fiscal Year, (ii) the Broad Based Payment has been or will be paid for the Fiscal Year, and (iii) you remain continuously employed by the Company or its subsidiaries through the last day of the Fiscal Year, then you will receive an Annual Incentive Payment as soon as reasonably practicable after the applicable certification by the Committee (but in no event later than March 15 of the year following the Fiscal Year). With respect to the Pre-tax Income performance measure and each other performance measure as may be established by the Committee with respect to the Fiscal Year, the amount of your Annual Incentive Payment will be based on the product of (a) your Target Opportunity multiplied by (b) the applicable percentage of your Target Opportunity based on the level of performance achieved by the Company for the Fiscal Year with respect to the applicable performance measure. Subject to Section 6 of this Notice, your total Annual Incentive Payment will be the sum of the amounts calculated pursuant to the prior sentence. The applicable percentages of your Target Opportunity shall be determined in accordance with the following table(s) [(straight line interpolation will be used between levels)]:

Level of Pre-tax Income Achieved	Percentage of Target Opportunity
Entry Level Pre-tax Income	% (Entry Incentive Percentage)
Target Level Pre-tax Income	% (Target Incentive Percentage)
Stretch Level Pre-tax Income (or higher)	% (Stretch Incentive Percentage)

[1]	The Committee may establish one or more performance measures for a Fiscal Year in addition to Pre-tax Income. If the Committee establishes such additional measures, this additional portion of the award will be inserted with respect to each such additional performance measure.

Level of Achieved[1]	Percentage of Target Opportunity
Entry Level	—% (Entry Incentive Percentage)
Target Level [ ]	—% (Target Incentive Percentage)
Stretch Level [ ] (or higher)	—% (Stretch Incentive Percentage)

4. Continuous Employment Requirement. Receipt of an Annual Incentive Payment is conditioned on your continuous employment with the Company or its subsidiaries through the last day of the Fiscal Year (with limited exceptions, as described in the Program).

5. Pro-Rated Payment. Your Annual Incentive Payment may be prorated as provided in the Program under certain circumstances.

6. Negative Discretion. Pursuant to the Program, in general, (a) the Committee shall have the right to reduce or eliminate the Annual Incentive Payment that would otherwise be payable for the Fiscal Year if the Committee determines, in its discretion, that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents, and short term investments and cash readily accessible under the Company’s unused lines of credit as of the end of the Fiscal Year; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all Participants who are otherwise entitled to receive an Annual Incentive Payment with respect to the Fiscal Year, and (b) the Administrator shall have the right to reduce or eliminate the Annual Incentive Payment that would otherwise be payable for the Fiscal Year based on your individual performance and such other factors determined by the Administrator, in its sole discretion.

7. Program and Incentive Plan 2010 Control. Capitalized terms used in this Notice are defined in the Program. The Program and the Incentive Plan 2010 are hereby incorporated into this Notice by reference. All statements in this Notice are qualified in their entirety by reference to the Program and the Incentive Plan 2010. If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2010, please contact             .

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